Exhibit 99.1

                    INEX and Enzon Announce FDA Acceptance of
                          Onco TCS New Drug Application

For Immediate Release                                               May 21, 2004

VANCOUVER - Inex Pharmaceuticals Corporation ("INEX"; TSX: IEX) and Enzon Pharmaceuticals Inc. ("Enzon"; NASDAQ: ENZN) announced today that the New Drug Application (NDA) for Onco TCS (vincristine sulfate liposomes injection) has been accepted by the United States Food and Drug Administration (FDA) and has been granted a Standard Review designation. Based on this designation, the FDA has established a target date of January 15, 2005 for completion of review of the Onco TCS NDA.

The NDA is seeking marketing approval for Onco TCS as a single-agent treatment for patients with relapsed aggressive non-Hodgkin's lymphoma (NHL) previously treated with at least two combination chemotherapy regimens.

David Main, President and CEO of INEX said, "The acceptance of the NDA is the next step towards approval for Onco TCS and providing a new treatment option for lymphoma patients. We will continue to work closely with the FDA to address any questions during the review process."

Arthur Higgins, Enzon's chairman, said, "As Onco TCS progresses through the approval process, we are aggressively preparing for its commercial launch. Our marketing programs are being defined and Enzon's sales organization is eagerly awaiting the launch of this important treatment for relapsed aggressive non-Hodgkin's lymphoma. In addition to relapsed aggressive NHL, Onco TCS is also being evaluated in several phase II oncology clinical trials, including first-line non-Hodgkin's lymphoma. Based upon its successes to date, we believe that Onco TCS has significant revenue potential."

About Onco TCS

In the completed multi-center pivotal phase II/III clinical trial for Onco TCS, 119 patients with aggressive NHL were treated who had not responded to their previous therapy or had responded and subsequently relapsed. After treatment, an overall response rate of 25% was attained. Currently, there is no standard treatment for patients with aggressive NHL that have relapsed following at least two prior treatment regimens.

The results of this pivotal trial were released in June 2003 and presented in December 2003 at the American Society of Hematology annual conference along with interim results from two ongoing phase II trials in relapsed Hodgkin's disease and relapsed B-cell lymphoma.

Onco TCS is a proprietary drug comprised of the widely used off-patent anticancer drug vincristine encapsulated in INEX's liposomal drug delivery technology. INEX's technology is designed to provide prolonged blood circulation, tumor accumulation and extended drug release at the cancer site. These characteristics are intended to increase the effectiveness and reduce the side effects of the encapsulated drug.

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In addition to the lead indication, relapsed aggressive NHL, Enzon and INEX intend to develop Onco TCS for use as a single-agent therapy or in combination therapy for several cancers in which vincristine is now used.

Onco TCS is currently being evaluated in several phase II clinical trials as a treatment for first-line NHL, relapsed small cell lung cancer, relapsed Hodgkin's disease, relapsed acute lymphoblastic leukemia, relapsed pediatric malignancies, relapsed NHL in combination with the approved cancer drug Rituxan(R) (rituximab), and relapsed NHL in combination with the approved cancer drug etoposide.

In January 2004, Enzon and INEX announced a strategic partnership to develop and commercialize Onco TCS. Under the terms of the agreement, Enzon has the exclusive North American commercialization rights for Onco TCS for all indications, subject to certain co-promotion rights of INEX. INEX retains commercialization rights outside North America.

About Non-Hodgkin's Lymphoma (NHL)

NHL is the fifth-leading cause of cancer deaths in the United States (23,400 estimated in 2003) and the sixth-leading cause of cancer deaths in Canada (2,800 estimated in 2003), according to estimates of the American Cancer Society and the Canadian Cancer Society. Approximately 53,400 and 6,400 new cases were diagnosed in the U.S. and Canada respectively in 2003.

About INEX

INEX is a Canadian biopharmaceutical company developing and commercializing proprietary drugs and drug delivery systems to improve the treatment of cancer.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward looking statements. Such factors include the risk that Onco TCS may not receive regulatory approval from the FDA under Subpart H of the Food and Drug Act and the fact that any such approval, if granted, will include post approval commitments, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC and INEX's publicly filed periodic reports and others, such as, (i) as to Enzon, Enzon's ability to successfully launch and market Onco TCS, Enzon's ability to sustain profitability, and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials and the impact of competitive products and pricing and (ii) as to INEX, INEX's stage of development, lack of product revenues, additional capital requirements, risks associated with the completion of clinical trials and obtaining regulatory approval to market INEX's products, risks associated with the failure to secure all necessary intellectual property from third parties, the ability to protect its intellectual property and

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dependence on collaborative partners. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of May 21, 2004, and Enzon and INEX undertake no duty to update this information.

Contacts for Inex Pharmaceuticals Corporation

Investors

Ian Mortimer
Senior Director, Investor Relations
Phone: 604-419-3200

Media

Miriam Zitner
James Hoggan & Associates Inc.
Phone: 604-739-7500

Contacts for Enzon Pharmaceuticals, Inc.

Investors

Susan M. Mesco
Director, Investor Relations
Phone: 908-541-8678

Media

Mark Vincent
Euro RSCG Life NRP
Phone: 212-845-4239

INEX's common shares are traded on the Toronto Stock Exchange under the trading symbol "IEX".

Enzon's common shares are traded on NASDAQ under the trading symbol "ENZN".